Exhibit 10.1

California Resources Corporation

Supplemental Savings Plan

Effective as of January 1, 2015

Contents

Article 1. Introduction	1
1.1 Adoption of the Plan	1
1.2 Purpose of the Plan	1
1.3 Status of the Plan	1
1.4 Application of the Plan	2

Article 2. Definitions	3
2.1 Definitions	3

Article 3. Eligibility and Participation	8
3.1 Eligibility	8
3.2 Effective Date of Participation	8
3.3 Reemployment; Resumption of Participation	8

Article 4. Benefits	9
4.1 Allocations Relating to the Annual Additions Limit	9
4.2 Allocations Relating to the Compensation Limit	9
4.3 Maintenance of Accounts	10
4.4 Vesting and Forfeiture	10

Article 5. Payments	11
5.1 Timing and Form of Payments	11
5.2 Payment Elections and Changes	12
5.3 LTD Participants	13
5.4 Death	13
5.5 Small Benefits	13
5.6 Qualified Divorce Orders	13
5.7 Tax Withholding	13
5.8 Reemployment	14

Article 6. Administration	15
6.1 The Administrative Committee	15
6.2 Compensation and Expenses	15
6.3 Manner of Action	15
6.4 Chairman, Secretary, and Employment of Specialists	15
6.5 Subcommittees	15
6.6 Other Agents	15
6.7 Records	16
6.8 Rules	16

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6.9 Powers and Duties	16
6.10 Decisions Conclusive	16
6.11 Fiduciaries	17
6.12 Notice of Address	17
6.13 Data	17
6.14 Adjustments	17
6.15 Member’s Own Participation	17
6.16 Indemnification	18

Article 7. Amendment and Termination	20
7.1 Amendment and Termination	20
7.2 Payments Upon Termination	20
7.3 Reorganization of Employer	20

Article 8. Claims and Appeals Procedures	21
8.1 Application for Benefits	21
8.2 Claims Procedure for Benefits	21
8.3 Limitations on Actions	23

Article 9. General Provisions	24
9.1 Unsecured General Creditor	24
9.2 Trust Fund	24
9.3 Nonassignability	24
9.4 Release from Liability to Participant	24
9.5 Employment Not Guaranteed	25
9.6 Gender, Singular & Plural	25
9.7 Captions	25
9.8 Validity	25
9.9 Notice	25
9.10 Applicable Law	25

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Article 1. Introduction

1.1                               Adoption of the Plan

The California Resources Corporation Supplemental Savings Plan (the “Plan”) is adopted by CRC Services, LLC (the “Company”) effective as of January 1, 2015 (“Effective Date”).

1.2                               Purpose of the Plan

It is the purpose of this Plan to provide eligible employees with benefits that will compensate them for maximums imposed by law upon contributions to qualified plans.  The portion of the Plan reflecting credits to compensate for the maximum limits imposed by Code section 415 is intended to constitute an “excess plan” as defined in ERISA section 3(36).  The remaining portion of the Plan is intended to constitute a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and is intended to meet the exemptions provided in ERISA sections 201(2), 301(a)(3), and 401(a)(1), as well as the requirements of Department of Labor Regulation section 2520.104-23.  The Plan shall be administered and interpreted so as to meet the requirements of this exemption and the regulations thereunder.

1.3                               Status of the Plan

(a)                                 Nonqualified Plan. The Plan is not qualified within the meaning of Code section 401(a). The Plan is intended to provide an unfunded and unsecured promise to pay money in the future and thus not to involve, pursuant to Treas. Reg. § 1.83-3(e), the transfer of “property” for purposes of Code section 83. Likewise, allocations under this Plan to the account maintained for a Participant, and earnings credited thereon, are not intended to confer an economic benefit upon the Participant nor is the right to the receipt of future benefits under the Plan intended to result in any Participant, Beneficiary or Alternate Payee being in constructive receipt of any amount so as to result in any benefit due under the Plan being includible in the gross income of any Participant, Beneficiary or Alternate Payee in advance of the date on which payment of any benefit due under the Plan is actually made.

(b)                                 Compliance with Code Section 409A. This Plan generally is intended to comply with the requirements of Code section 409A and related regulatory guidance, so that the taxation of Participants and Beneficiaries on any compensation deferred under this Plan is deferred.

(c)                                  No Guarantees of Intended Tax Treatment. The Plan shall be administered and interpreted so as to satisfy the requirements for the intended tax treatment under the Code described in this section. However, the treatment of benefits earned under and benefits received from this Plan, for purposes of the Code and other applicable tax laws (such as state income and employment tax laws), shall be determined under the Code and other applicable tax laws and no guarantee or commitment is made to any Participant, Beneficiary or Alternate Payee with respect to the treatment of accruals under or benefits payable from the Plan for purposes of the Code and other applicable tax laws.

1.4                               Application of the Plan

The provisions of this Plan apply only to Employees who are credited with at least one Hour of Service earned on or after January 1, 2015.

Article 2. Definitions

2.1                               Definitions

Whenever the following words and phrases are used in the Plan with the first letter capitalized, they shall have the meanings specified below, unless the context clearly indicates otherwise:

(a)                                 “Administrative Committee” means the committee with authority to administer the Plan as provided under section 6.1.

(b)                                 “Affiliate” means California Resources Corporation or:

(1)                                 Any corporation or other business organization while it is controlled by or under common control with California Resources Corporation within the meaning of Code sections 414 and 1563;

(2)                                 Any member of an affiliated service group within the meaning of Code section 414(m) of which California Resources Corporation or any Affiliate is a member;

(3)                                 Any entity which, pursuant to Code section 414(o) and related Treasury regulations, must be aggregated with California Resources Corporation or any Affiliate for plan qualification purposes; or

(4)                                 Any corporation, trade or business which is more than 50 percent owned, directly or indirectly, by California Resources Corporation and which is designated by the Board or, if authorized by the Board, the Administrative Committee as an Affiliate.

(c)                                  “Alternate Payee” means a former spouse of a Participant who is recognized by a Divorce Order as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Participant.

(d)                                 “Annual Additions” means the same as annual additions under the Savings Plan.

(e)                                  “Beneficiary” means the person or persons designated by the Participant to receive payment under this Plan in the event of the Participant’s death prior to the complete distribution to the Participant of the benefits due under the Plan.  A beneficiary designation shall become effective only when filed in writing with the Administrative Committee during the Participant’s lifetime on a paper form prescribed by the Administrative Committee.  The filing of any new Beneficiary designation form will cancel any inconsistent Beneficiary designation previously filed.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, the Participant’s Beneficiary shall be the

Participant’s spouse, or if the deceased Participant has no surviving spouse, his or her surviving children equally, or if there are no surviving children, his or her surviving parents equally, or if only one parent is living, his or her living parent, or if no parent is living, his or her surviving siblings equally, or if no sibling is living, his or her estate.

(f)                                   “Board” means the Board of Directors of the Company.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Company” means CRC Services, LLC and any successor thereto.

(h)                                 “Compensation” means the same as Compensation as defined under the Savings Plan.

(i)                                     “Deferral Contribution” means the same as Deferral Contribution under the Savings Plan.

(j)                                    “Divorce Order” means any judgment, decree, or order (including judicial approval of a property settlement agreement) that relates to the settlement of marital property rights between a Participant and his former spouse pursuant to a state domestic relations law (including, without limitation and if applicable, community property law), as described in Treas. Reg. § 1.409A-3(j)(4)(ii) (or any successor provision).

(k)                                 “Employee” means any person employed by the Company or an Affiliate.

Notwithstanding the foregoing, no individual shall be considered an Employee if such individual is not classified as a common-law employee in the employment records of the Employer, without regard to whether the individual is subsequently determined to have been a common-law employee of the Employer. The persons excluded by this paragraph from being Employees are to be interpreted broadly to include and to have at all times included individuals engaged by the Employer to perform services for such entity in a relationship that the entity characterizes as other than an employment relationship, such as where the Employer engages the individual to perform services as an independent contractor or leases the individual’s services from a third party. The exclusion of the individual from being an Employee shall apply even if a determination is subsequently made by the Internal Revenue Service, another governmental agency, a court or other tribunal, after the individual is engaged to perform such services, that the individual is an employee of the Employer for purposes of pertinent Code sections or for any other purpose.

(l)                                     “Employer” means the Company and any Affiliate which is designated by the Board or the Administrative Committee.

The Board or, if authorized by the Board, the Administrative Committee may designate any Affiliate as an Employer under this Plan. The Affiliate shall become an Employer and a party to this Plan upon acceptance of such designation effective as of the date specified by the Board or Administrative Committee.

By accepting such designation or continuing as a party to the Plan, each Employer acknowledges that:

(A)                               It is bound by such terms and conditions relating to the Plan as the Company or the Administrative Committee may reasonably require;

(B)                               The Company and the Administrative Committee have the authority to review the Affiliate’s compliance procedures and to require changes in such procedures to protect the Plan;

(C)                               It has authorized the Company and the Administrative Committee to act on its behalf with respect to Employer matters pertaining to the Plan;

(D)                               It shall cooperate fully with Plan officials and their agents by providing such information and taking such other actions as they deem appropriate for the efficient administration of the Plan; and

(E)                                Its status as an Employer under the Plan is expressly conditioned on its being and continuing to be an Affiliate.

Subject to the concurrence of the Board or Administrative Committee, any Affiliate may withdraw from the Plan, and end its status as an Employer hereunder, by communicating to the Administrative Committee its desire to withdraw. Upon withdrawal, which shall be effective as of the date agreed to by the Board or Administrative Committee, as the case may be, and the Affiliate, the Plan shall be considered frozen as to Employees of such Affiliate.

(m)                             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)                                 “Hour of Service” means the same as Hour of Service under the Savings Plan.

(o)                                 “LTD Participant” means an Employee who, during the Plan Year, is receiving benefits under the Long-Term Disability Plan.

(p)                                 “Long-Term Disability Plan” means the California Resources Corporation Long-Term Disability Plan.

(q)                                 “Matching Employer Contribution” means the same as Matching Employer Contribution under the Savings Plan.

(r)                                    “Nonelective Employer Contribution” means the same as Nonelective Employer Contribution under the Savings Plan.

(s)                                   “Participant” means (i) a person meeting the requirements to participate in the Plan set forth in Article 3 and (ii) any other person who has an account under the Plan because he previously met such requirements.

(t)                                    “Plan Year” means the calendar year.

(u)                                 “Qualified Divorce Order” means a Divorce Order that:

(1)                                 Creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant under this Plan;

(2)                                 Clearly specifies:

(A)                               The name and the last known mailing address of the Participant and the name and mailing address of the Alternate Payee covered by the order;

(B)                               The amount or percentage of the Participant’s benefits to be paid by this Plan to the Alternate Payee, or the manner in which such amount or percentage is to be determined;

(C)                               The number of payments or period to which such order applies; and

(D)                               That it applies to this Plan.

(3)                                 And does not:

(A)                               Require this Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(B)                               Require this Plan to provide increased benefits;

(C)                               Require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another Divorce Order previously determined to be a Qualified Divorce Order; or

(D)                               Require the payment of benefits under this Plan at a time or in a manner that would cause the Plan to fail to satisfy the requirements of Code section 409A (or other applicable section) and any regulations promulgated thereunder or otherwise jeopardize the deferred taxation of any amounts under this Plan.

(v)                                 “Savings Plan” means the California Resources Corporation Savings Plan, as amended from time to time.

(w)                               “Separation from Service” means a Participant’s “separation from service” as defined under Code section 409A and Treas. Reg. § 1.409A-1(h) (or successor provisions).  For this purpose, a Participant shall have a Separation from Service if the Participant ceases to be an employee of both:

(1)                                 The Participant’s Employer;

(2)                                 All Affiliates with whom the Participant’s Employer would be considered a single employer under Code section 414(b) or 414(c).

For purposes of the preceding provisions, a Participant who ceases to be an employee of an entity described in (1) or (2) above shall not be considered to have a Separation from Service if such cessation of employment is followed immediately by his commencement of employment with another entity described in (1) or (2) above.

A Participant shall have a Separation from Service if it is reasonably anticipated that no further services shall be performed by the Participant, or that the level of services the Participant shall perform shall permanently decrease to no more than 20 percent of the average level of services performed by the Participant over the immediately preceding 36-month period (or the Participant’s full period of service, if the Participant has been performing services for less than 36 months).

(x)                                 “Service” means the same as “Vesting Service” under the Savings Plan.

(y)                                 “Specified Employee” means an Employee who is a “specified employee” within the meaning of Code section 409A and Treas. Reg. § 1.409A-1(i) (or successor provisions) and as determined pursuant to any rules adopted for such purposes by the Company.

Article 3. Eligibility and Participation

3.1                               Eligibility

Eligibility to participate in the Plan shall be limited and selective.  Eligibility is limited to a select group of management or highly compensated employees who have a benefit that would otherwise be payable under the Savings Plan that is reduced because of the limitations of sections 401(a)(17) and 415 of the Code.

3.2                               Effective Date of Participation

Any Employee shall become a Participant on the last day of the month next following the year in which the Employee’s Savings Plan benefit is reduced because of the limitations of sections 401(a)(17) or 415 of the Code.

3.3                               Reemployment; Resumption of Participation

If a Participant has a Separation from Service and is subsequently reemployed as an Employee by an Employer, the Participant shall resume active participation in the Plan on the first date that the Participant again meets the requirement set forth in Section 3.1.

Article 4. Benefits

The deferred compensation benefit payable to an eligible Participant shall be determined in accordance with the provisions of this Article 4.

4.1                               Allocations Relating to the Annual Additions Limit

The amount to be allocated under this subsection of the Plan, with respect to a Participant whose allocations under the Savings Plan are limited by section 415 of the Code, shall equal the difference between (a) and (b), where

(a)         is the sum of the following:

(i)                   Participant actual Deferral Contributions

(ii)                Employer Matching Employer Contributions, and

(iii)             Employer Nonelective Employer Contributions,

The amounts calculated under (ii) and (iii) above shall be calculated for the Participant without the limitations provided in section 415 of the Code; and

(b)         is the Annual Additions allocated to the Participant under the Savings Plan after application of the limitations of section 415 of the Code.

Each of the amounts described above shall be calculated and allocated no later than the last day of second month next following the year in which the Employee’s Savings Plan benefit is restricted because of the limitations of section 415 of the Code.

4.2                               Allocations Relating to the Compensation Limit

The amount to be allocated under this subsection of the Plan, with respect to a Participant whose compensation under the Savings Plan exceeds the amount specified in Code section 401(a)(17), as adjusted and in effect for the Plan Year, shall equal the sum of:

(1)                                 19% percent (7% relating to Matching Employer Contribution and 12% relating to Nonelective Employer Contribution) of the Participant’s Compensation in excess of the amount specified in Code section 401(a)(17) as adjusted and in effect for the Plan Year; and

(2)                                 5 percent of the amount allocated under paragraph (1) which shall be allocated to the account maintained for the Participant in lieu of interest on such amount for the Plan Year.

The amount to be allocated under this section of the Plan shall be calculated and allocated no later than the last day of the second month next following the year in which the Participant’s Savings Plan benefit is restricted because of the limitations of section 401(a)(17) of the Code.

4.3                               Maintenance of Accounts

(a)                                 The Employer shall establish and maintain, in the name of each Participant employed by the Employer, an individual account which shall consist of all amounts credited to the Participant.  At the end of each month, the Participant’s daily account balance shall be multiplied by the Daily Rate for each day in the month.  The sum of the products in the preceding sentence shall be added to the Participant’s account.  The Daily Rate shall be the sum of:  (i) .167% divided the number of days in the month and (ii) the yield on 5-Year Treasury Constant Maturities based on a monthly frequency from the prior month divided by 365.

(b)                                 The individual account of each Participant shall represent a liability, payable when due under this Plan, out of the general assets of the Employer, or from the assets of any trust, custodial account or escrow arrangement which the Company may establish for the purpose of assuring availability of funds sufficient to pay benefits under this Plan, provided that no assets shall be transferred to a trust or other account if such transfer would result in the taxation of benefits prior to distribution under Code section 409A(b). The money and any other assets in any such trust or account shall at all times remain the property of the Employer, and neither this Plan nor any Participant shall have any beneficial ownership interest in the assets thereof. No property or assets of the Employer shall be pledged, encumbered, or otherwise subjected to a lien or security interest for payment of benefits hereunder. Accounting for this Plan shall be based on generally accepted accounting principles.

4.4                               Vesting and Forfeiture

Notwithstanding any other Plan provision, all benefits under this Plan shall be contingent and forfeitable and no Participant shall have a vested interest in any benefit unless, with respect to allocations relating to Nonelective Employer Contributions and earnings thereon, the Participant completes three years of Service and shall be 100 percent vested in his or her account when the Participant is credited with three or more years of Service.  With respect to allocations relating to Deferred Contributions and Matching Employer Contributions and earnings thereon, the Participant shall be immediately vested.

A Participant who becomes a LTD Participant shall become 100% vested in his or her Account at the time he or she first receives benefits under the LTD Plan.

A person who incurs a Separation from Service with an Employer for any reason prior to becoming fully vested hereunder shall not receive a benefit with respect to the nonvested portion of his account, provided that, upon rehire by an Employer, any amounts forfeited by a Participant at the time of his Separation from Service shall be restored, without interest, to his account and, as set forth in Section 5.8, shall be subject to the same terms and conditions relating to distribution as were applicable at the time of his prior Separation from Service.

Article 5. Payments

5.1                               Timing and Form of Payments

(a)                             Payment Events.  A Participant’s vested account under this Plan shall be paid on the earliest to occur of the following payment events:

(1)                                 The Participant’s Separation from Service; or

(2)                                 The Participant’s death.

(b)                                 Timing and Form.

(1)                                 Separation from Service.

(A)                               If payment is made on account of the Participant’s Separation from Service, payment shall be made or commence within the first 90 days of the calendar year following the calendar year in which the Participant’s Separation from Service occurs.  Notwithstanding the foregoing, in the case of a Participant who is a Specified Employee, payment shall be made or commence in the month next following the date that is six (6) months after the date of the Participant’s Separation from Service, if later than the time provided above.

(B)                               Payment shall be made in a single lump sum or in annual installments of 5, 10, 15, or 20 years, as elected by the Participant.  If the Participant elects to have payment made in annual installments, the installments shall be paid within the first 90 days of each calendar year during the installment period (except that the first installment may be delayed in the case of a Specified Employee as provided above).  During the installment period, the Participant’s account shall continue to be adjusted as provided in Section 4.3(a) until the installments have been completed.  The amount of each annual installment shall equal the amount credited to the Participant’s vested account as of the date of payment multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installments (including the current installment) which remain to be paid.

(2)                                 Death.  If payment is made on account of the Participant’s death, payment shall be made to the Participant’s Beneficiary in a single lump sum 120 days following the date of the Participant’s death.

(c)                                  Valuation of Benefits.  The amount of any payment to a Participant under this Article shall be determined based on the value of the Participant’s vested account as of the date of payment.

5.2                               Payment Elections and Changes

(a)                                 Payment Elections.

(1)                                 An Employee who becomes a Participant shall make the elections provided for in Section 5.1 within 30 days after date the Employee (i) receives from the Company a notice of participation and (ii) first meets the requirement for participation set forth in Section 3.1, consistent with Treas. Reg. section 1.409A-2(a)(7)(iii) (relating to application of the first year of eligibility rule to excess benefit plans).  Except as provided by Section 5.2(c), such payment election shall be irrevocable and shall apply to the Participant’s entire account under the Plan.

(2)                             Payment shall be made on the earlier of the Participant’s Separation from Service or death in accordance with Section 5.1(b)(1) or (2), as applicable.  If a Participant does not elect an installment payment option for payment on account of a Separation from Service, any payment on account of the Participant’s Separation from Service shall be made in a single lump sum at the time provided in Section 5.1(b)(1).

(b)                                 Changes in Time or Form of Payment.  A Participant may elect to change the time or form of payment of his account in accordance with the rules set forth below.  For purposes of these rules, an election to receive distribution in a series of annual installments shall be treated as a single payment.

(1)                                 Permitted Changes.

A Participant may elect to change the form of payment upon Separation from Service.

(2)                                 Requirements.  Any election by a Participant under this subsection shall meet the following requirements:

(A)                               The election shall not be effective until at least 12 months after the election is filed with the Administrative Committee;

(B)                               The election must defer payment (or payment of the initial installment, if applicable) for a period of at least five years from the date that payment (or payment of the initial installment, if applicable) would otherwise have been made; and

(C)                               The election must be made at least 12 months prior to the date in which payment (or payment of the initial installment, if applicable) is otherwise scheduled to be made.

(3)                                 A Participant may make only two changes pursuant to this Section 5.2(b).  Each such change must satisfy all of the requirements of Section 5.2(b)(2).

No further changes may be made following a Participant’s Separation from Service.

(c)                                  Procedures.  All payment elections under this Plan shall be made in accordance with the provisions of this Plan and the rules and procedures established by the Administrative Committee for the time and manner of making elections.

5.3                               LTD Participants

A LTD Participant’s vested account shall be paid on the Participant’s Separation of Service in accordance with Section 5.1(b)(1) or death in accordance with Section 5.1(b)(2).

5.4                               Death

If a Participant dies before the complete distribution of his account, the account or remaining account shall be paid to the Participant’s Beneficiary in a single lump sum 120 days following the date of the Participant’s death.

5.5                               Small Benefits

Notwithstanding any election by a Participant to receive payment of any account maintained for the Participant under the Plan in an installment payment form, if the value of such account is less than $50,000 at the time payment in such form is scheduled to commence, the account shall be paid to the Participant in a single lump sum on the scheduled commencement date.

5.6                               Qualified Divorce Orders

Subject to the policies and procedures established by the Administrative Committee under Section 9.3(b), payment may be made from the balance of a Participant’s vested account to the extent necessary to fulfill a Qualified Divorce Order.

5.7                               Tax Withholding

(a)                                 To the extent required by law in effect at the time payments are made, the Participant’s Employer shall withhold from payments made hereunder the taxes required to be withheld by Federal, state and local law.

(b)                                 The Participant’s Employer shall have the right at its option (1) to require a Participant to pay or provide for payment of the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to the Participant’s account or (2) deduct from any amount of salary, bonus or other payment otherwise payable in cash to the Participant the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to the Participant’s account.  In addition, as permitted by Treas. Reg. § 1.409A-3(j)(4)(vi) (or any successor provision), payments may be made under the Plan to pay any Federal Insurance Contributions Act (FICA) tax imposed under Code sections 3101 and 3121(v)(2) on the Participant’s account, and to pay any income tax imposed under Code section 3401 (i.e., wage withholding) or the corresponding withholding provisions of applicable state or local law as a result of payment of the FICA amount, as well as to pay the additional income tax attributable to the pyramiding wages and taxes.  The total payment may not exceed the aggregate FICA tax amount and the income tax withholding related to such FICA tax amount.

5.8                               Reemployment

(a)                                 Continued distribution of account.  If a Participant who is receiving payment on account of his Separation from Service is reemployed by an Employer or Affiliate prior to the complete distribution of his account, the account or remaining account shall be paid to the Participant at the scheduled time or times without regard to the Participant’s reemployment.

(b)                                 New account.  If a terminated Participant is reemployed by an Employer and resumes active participation in the Plan pursuant to Section 3.2, a new account shall be established for such Participant to which allocations relating to the period following the Participant’s reemployment (and any unvested amounts forfeited from the Participant’s account at the time of his first termination) shall be credited.  Such new account, to the extent vested, shall be paid in accordance with the provisions of this Plan and the Participant’s most recent payment election, if any, prior to his first termination.

Article 6. Administration

6.1                               The Administrative Committee

The Plan shall be administered by an Administrative Committee.  The Administrative Committee shall be composed of three or more members, who shall be appointed by the Board and shall hold office at the discretion of the Board.  Such members may, but need not, be Employees of the Company.

Any member of the Administrative Committee may resign by delivering his written resignation to the Board and to the Administrative Committee Secretary.  Such resignation shall be effective no earlier than the date of the written notice.

6.2                               Compensation and Expenses

The members of the Administrative Committee who are Employees shall serve without compensation for services as a member.  All expenses of the Administrative Committee shall be paid directly by the Company.  Such expenses may include any expenses incident to the functioning of the Administrative Committee, including, but not limited to, fees of the Plan’s accountants, outside counsel and other specialists and other costs of administering the Plan.

6.3                               Manner of Action

A majority of the members of the Administrative Committee at the time in office shall constitute a quorum for the transaction of business.  All resolutions adopted and other actions taken by the Administrative Committee at any meeting shall be by the vote of a majority of those present at any such meeting.  The Administrative Committee may take action without a meeting if a majority of the members at the time in office give written consent.

6.4                               Chairman, Secretary, and Employment of Specialists

The members of the Administrative Committee shall elect one of their number as Chairman and shall elect a Secretary who may, but need not, be a member.  They may authorize one or more of their number or any agent to execute or deliver any instrument or instruments on their behalf, and may employ such counsel, auditors, and other specialists and such other services as they may require in carrying out the provisions of the Plan.

6.5                               Subcommittees

The Administrative Committee may appoint one or more subcommittees and delegate such of its power and duties as it deems desirable to any such subcommittee, in which case every reference herein made to the Administrative Committee shall be deemed to mean or include the subcommittees as to matters within their jurisdiction.  The members of any such subcommittee shall consist of such officers or other employees of the Company and such other persons as the Administrative Committee may appoint.

6.6                               Other Agents

The Administrative Committee may also appoint one or more persons or agents to aid it in carrying out its duties as a fiduciary, and delegate such of its powers and duties as it deems desirable to such person or agents.

6.7                               Records

All resolutions, proceedings, acts, and determinations of each Committee shall be recorded by the Secretary thereof or under his supervision, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved in the custody of the Secretary.

6.8                               Rules

Subject to the limitations contained in the Plan, the Administrative Committee shall be empowered from time to time in its discretion to adopt by-laws and establish rules for the conduct of its affairs and the exercise of the duties imposed upon it under the Plan.

6.9                               Powers and Duties

The Administrative Committee shall have responsibility for the general administration of the Plan and for carrying out its provisions. The Administrative Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including, but not limited to, the following:

(a)                                 To construe and interpret the Plan, to supply all omissions from, correct deficiencies in and resolve ambiguities in the language of the Plan;

(b)                                 To decide all questions of eligibility, to determine the right of any person to an allocation and the amount thereof, and to determine the manner and time of payment of any benefits hereunder, all in accordance with the Plan;

(c)                                  To obtain from the Employees such information as shall be necessary for the proper administration of the Plan and, when appropriate, to furnish such information promptly to other persons entitled thereto;

(d)                                 To prepare and distribute, in such manner as the Company determines to be appropriate, information explaining the Plan; and

(e)                                  To establish and maintain such accounts in the name of each Participant as are necessary.

In administering the Plan, the Administrative Committee shall exercise its powers in a manner designed to ensure that the Plan complies with the requirements of Code section 409A, to the extent applicable.

6.10                        Decisions Conclusive

The Administrative Committee shall exercise its powers hereunder in a uniform and nondiscriminatory manner.  Any and all disputes with respect to the Plan which may arise involving Participants or their Beneficiaries shall be referred to the Administrative Committee and its decision shall be final, conclusive, and binding.  Furthermore, if any question arises as to the meaning, interpretation, or application of any provision hereof, the decision of the Administrative Committee with respect thereto shall be final.

6.11                        Fiduciaries

The fiduciaries named in this Article shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan.  The Company shall have the sole authority to amend or terminate, in whole or in part, this Plan. The Administrative Committee shall be a fiduciary under the Plan and shall have the sole responsibility for the administration of this Plan.  The officers and Employees of the Company shall have the responsibility of implementing the Plan and carrying out its provisions as the Administrative Committee shall direct.  A fiduciary may rely upon any direction, information, or action of another fiduciary as being proper under this Plan, and is not required under this Plan to inquire into the propriety of any such direction, information, or action.  It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of his own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another fiduciary.  No fiduciary guarantees in any manner the payment of benefits from this Plan.  Any party may serve in more than one fiduciary capacity with respect to the Plan.

6.12                        Notice of Address

Each person entitled to benefits from the Plan must file with the Administrative Committee or its agent, in writing (electronic or non-electronic), his mailing address and each change of his mailing address. Any communication, statement, or notice addressed to such a person at his latest reported mailing address will be binding upon him for all purposes of the Plan, and neither the Administrative Committee nor the Company shall be obliged to search for or ascertain his whereabouts.

6.13                        Data

All persons entitled to benefits from the Plan must furnish to the Administrative Committee such documents, evidence, or information, including information concerning marital status, as the Administrative Committee considers necessary or desirable for the purpose of administering the Plan.  It shall be an express condition of the Plan that each such person must furnish such information and sign such documents as the Administrative Committee may require before any benefits become payable from the Plan, provided that payment shall in all cases be made by the time required by Code section 409A.  The Administrative Committee shall be entitled to distribute to a non-spouse Beneficiary in reliance upon the signed statement of the Participant that he is unmarried without any further liability to a spouse if such statement is false.

6.14                        Adjustments

Subject to the requirements of Code section 409A, the Administrative Committee may adjust benefits under the Plan or make such other adjustments with respect to a Participant or Beneficiary as are required to correct administrative errors or provide uniform treatment in a manner consistent with the intent and purposes of the Plan.

6.15                        Member’s Own Participation

No member of the Administrative Committee may act, vote or otherwise influence a decision specifically relating to his own participation under the Plan.

6.16                        Indemnification

(a)                                 To the extent permitted by the Company’s bylaws or other organizational documents and applicable law, the Company shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of this section:

(1)                                 The Administrative Committee and each of its members, which, for purposes of this section, includes any Employee to whom the Administrative Committee has delegated fiduciary or other duties.

(2)                                 The Board and each member of the Board and any Employer who has responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a nonfiduciary settlor function (such as deciding whether to approve a plan amendment), or a nonfiduciary administrative task relating to the Plan.

(b)                                 The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorney’s fees and court costs, incurred by that person on account of his or her good faith actions or failures to act with respect to his or her responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)                                 An Indemnified Person shall be indemnified under this section only if he or she notifies an Appropriate Person at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)                               A person is an “Appropriate Person” to receive notice of the claim or investigation if a reasonable person would believe that the person notified would initiate action to protect the interests of the Company in response to the Indemnified Person’s notice.

(B)                               The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation.  No indemnification shall be provided under this section to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)                                 An Indemnified Person shall be indemnified under this section with respect to attorney’s fees, court costs or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit.

(3)                                 No Indemnified Person shall be indemnified under this section with respect to any action or failure to act that is judicially determined to constitute or be attributable to the willful misconduct of the Indemnified Person.

(4)                                 Payments of any indemnity under this section shall be made only from insurance or other assets of the Company or its Affiliates. The provisions of this section shall not preclude such further indemnities as may be available under insurance purchased by the Company or its Affiliates or as may be provided by the Company or for the benefit of the Indemnified Person under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this section that is otherwise indemnified by the Company or an Affiliate or by an insurance contract purchased by the Company or an Affiliate.

(5)                                 Payment of any indemnity under this section that is not exempt from Code section 409A shall comply with Code section 409A’s requirements for reimbursement plans, as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv) (or any successor provision).  For this purpose, (i) the indemnity under this section shall continue for the Indemnified Person’s lifetime, and, if later, until the complete disposition of all covered claims, (ii) the amount of expenses indemnified during one taxable year of an Indemnified Person shall not affect the amount of expenses indemnified in any other taxable year; (iii) payment of an indemnity shall be made by the last day of the Indemnified Person’s taxable year following the taxable year in which the expense was incurred and (iv) the Indemnified Person’s right to indemnification shall not be subject to liquidation or exchange for any other benefit.  If, after payment of any amount to the Indemnified Person pursuant to this provision, it is determined, pursuant to paragraph (3) above or otherwise, that the Indemnified Person is not entitled to indemnification, the Indemnified Person shall promptly repay such amount to the Company.

Article 7. Amendment and Termination

7.1                               Amendment and Termination

The Company expects the Plan to be permanent, but since future conditions affecting the Company or any Employer cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board, except that no amendment shall reduce the dollar amount permanently credited to a Participant’s account.  The Administrative Committee, in its discretion, may amend the Plan if it finds that such amendment does not significantly increase or decrease benefits or costs.  Notwithstanding the foregoing, the Board or the Administrative Committee may amend the Plan to:

(a)                                 Ensure that this Plan complies with the requirements of Code section 409A for deferral of taxation on compensation deferred hereunder until the time of distribution; and

(b)                                 Add provisions for changes to elections as to time and manner of distributions and other changes that comply with the requirements of Code section 409A for the deferral of taxation on deferred compensation until the time of distribution.

7.2                               Payments Upon Termination

If the Plan is terminated, distributions to Participants and Beneficiaries shall be made on the dates on which such distributions would be made under the Plan without regard to such termination, except that payments may, in the discretion of the Board, be accelerated if:

(a)                                 Accelerated payment is permitted under Treas. Reg. § 1.409A-3(j)(4)(ix) (or any successor provision); or

(b)                                 The Plan is terminated because Participants have become subject to tax on their deferrals due to the Plan’s failure to satisfy the requirements of Code section 409A.  Payment to a Participant may not exceed the amount required to be included in income as a result of such failure.

7.3                               Reorganization of Employer

In the event of a merger or consolidation of an Employer, or the transfer of substantially all of the assets of an Employer to another corporation, such continuing, resulting or transferee corporation shall have the right to continue and carry on the Plan and to assume all liabilities of the Employer hereunder without obtaining the consent of any Participant or Beneficiary.  If such successor shall assume the liabilities of the Employer hereunder, then the Employer shall be relieved of all such liability, and no Participant or Beneficiary shall have the right to assert any claim against the Employer for benefits under or in connection with the Plan.

Article 8. Claims and Appeals Procedures

8.1                               Application for Benefits

All applications for benefits under the Plan shall be submitted to: CRC Services, LLC, Attention: Administrative Committee, 10889 Wilshire Blvd., Los Angeles, CA 90024.  Applications for benefits must be in writing on the forms prescribed by the Administrative Committee and must be signed by the Participant, Beneficiary, spouse, Alternate Payee, or other person claiming benefits under this Plan (each of which may be “Claimant”).

8.2                               Claims Procedure for Benefits

(a)                                 If a Claimant believes he is entitled to a benefit, or a benefit different from the one received, then the Claimant may file a claim for the benefit by writing a letter to the Administrative Committee or its authorized delegate.  Any such claim must be made no later than the time prescribed by Treas. Reg. § 1.409A-3(g) (or any successor provision).

(b)                                 Within a reasonable period of time, but not later than 90 days after receipt of a claim for benefits, the Administrative Committee or its delegate shall notify the Claimant of any adverse benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 90 days from the end of the initial 90-day period.  If an extension is necessary, the Administrative Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 90-day period.  The notice shall describe the special circumstances requiring the extension and the date by which the Administrative Committee or its delegate expects to render a determination on the claim.

(c)                                  In the case of an adverse benefit determination, the Administrative Committee or its delegate shall provide to the Claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant:

(1)                                 The specific reason or reasons for the adverse benefit determination;

(2)                                 Reference to the specific Plan provisions on which the adverse benefit determination is based;

(3)                                 A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and

(4)                                 A description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with section 8.3.

(d)                                 Within 60 days after receipt by the Claimant of notification of the adverse benefit determination, the Claimant or his duly authorized representative, upon written application to the Administrative Committee, may request that the Administrative Committee fully and fairly review the adverse benefit determination.  On review of an adverse benefit determination, upon request and free of charge, the Claimant shall have reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits.  The Administrative Committee’s (or delegate’s) review shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously considered in the initial adverse benefit determination.

(e)                                  Within a reasonable period of time, but not later than 60 days after receipt of such request for review, the Administrative Committee or its delegate shall notify the Claimant of any final benefit determination on the claim, unless special circumstances require an extension of time for processing the claim.  In no event may the extension period exceed 60 days from the end of the initial 60-day period.  If an extension is necessary, the Administrative Committee or its delegate shall provide the Claimant with a written notice to this effect prior to the expiration of the initial 60-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Administrative Committee or its delegate expects to render a final determination on the request for review.  In the case of an adverse final benefit determination, the Administrative Committee or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the Claimant:

(1)                                 The specific reason or reasons for the adverse final benefit determination;

(2)                                 Reference to the specific Plan provisions on which the adverse final benefit determination is based;

(3)                                 A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and

(4)                                 A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with section 8.3.

(f)                                   If a Claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Treas. Reg. § 1.409A-3(g) (or any successor provision).

8.3                               Limitations on Actions

All decisions made under the procedure set out in this Article shall be final and there shall be no further right of appeal.  No person may initiate a lawsuit before fully exhausting the claims procedures set out in this Article, including appeal.  To provide for an expeditious resolution of any dispute concerning a claim for benefits that has been denied and to ensure that all evidence pertinent to such claim is available, no lawsuit may be brought contesting a denial of benefits more than the later of:

(a)                                 180 days after receiving the written response of the Administrative Committee to an appeal; or

(b)                                 365 days after an applicant’s original application for benefits.

Article 9. General Provisions

9.1                               Unsecured General Creditor

The rights of a Participant, Beneficiary, Alternate Payee or their heirs, successors, and assigns, as relates to any Company or Employer promises hereunder, shall not be secured by any specific assets of the Company or any Employer, nor shall any assets of the Company or any Employer be designated as attributable or allocated to the satisfaction of such promises.

9.2                               Trust Fund

The Company shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, the Company may establish one or more trusts, with such trustees as the Board or Administrative Committee may approve, for the purpose of providing for the payment of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.  No assets shall be transferred to a trust if such transfer would result in the taxation of benefits prior to distribution under Code section 409A(b).

9.3                               Nonassignability

(a)                                 Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amount, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(b)                                 Notwithstanding subsection (a), the right to benefits payable with respect to a Participant pursuant to a Qualified Divorce Order may be created, assigned, or recognized. The Administrative Committee shall establish appropriate policies and procedures to determine whether a Divorce Order presented to the Administrative Committee constitutes a qualified Divorce Order under this Plan, and to administer distributions pursuant to the terms of Qualified Divorce Orders.  In the event that a Qualified Divorce Order exists with respect to benefits payable under the Plan, such benefits otherwise payable to the Participant specified in the Qualified Divorce Order shall be payable to the Alternate Payee specified in such Qualified Divorce Order.

9.4                               Release from Liability to Participant

A Participant’s right to receive benefits under the Plan shall be reduced to the extent that any portion of the account maintained for the Participant has been paid or set aside for payment to an Alternate Payee pursuant to a Qualified Divorce Order.  The Participant shall be deemed to have released the Employer and the Plan from any claim with respect to such amounts in any case in which: (a) any Employer, the Plan, or any Plan representative has been served with legal process or otherwise joined in a proceeding relating to such amounts; and (b) the Participant fails to obtain an order of the court in the proceeding relieving the Employer and the Plan from the obligation to comply with the judgment, decree or order.

9.5                               Employment Not Guaranteed

Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company or any Employer.  Accordingly, subject to the terms of any written employment agreement to the contrary, the Company and Employer shall have the right to terminate or change the terms of employment of a Participant at any time and for any reason whatsoever, with or without cause.

9.6                               Gender, Singular & Plural

All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

9.7                               Captions

The captions of the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8                               Validity

In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

9.9                               Notice

Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company.  Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.10                        Applicable Law

The Plan shall be governed by and construed in accordance with Code section 409A (or any successor provision), and any regulations promulgated thereunder, to the extent applicable, and in accordance with the laws of the State of California to the extent such laws are not preempted by ERISA.

[Signature on the following page.]

IN WITNESS WHEREOF, CRC Services, LLC has caused its duly authorized officer to execute this document this 1st day of December, 2014.

CRC SERVICES, LLC

By:	/s/ Daniel S. Watts
Name:	Daniel S. Watts
Title:	Vice President — Compensation and Benefits

Signature Page to Supplemental Savings Plan